Exhibit 99.1

HEALTHCARE SERVICES GROUP, INC.
APPOINTS GENERAL COUNSEL & SECRETARY,
PROVIDES UPDATE ON CAPTIVE INSURANCE SUBSIDIARY AND
AMENDED CREDIT FACILITY

Bensalem, PA — December 19, 2013 — Healthcare Services Group, Inc. (NASDAQ:HCSG) announced today the appointment of Jason J. Bundick, Esq. to General Counsel & Secretary. Mr. Bundick will continue to serve as the Company's Chief Compliance Officer.

The Company also announced that it filed its application with the New Jersey Department of Banking and Insurance to form HCSG Insurance Corp., a captive insurance company. Subject to regulatory approval, the wholly-owned captive insurance subsidiary will provide its parent company with certain insurance-related services. The Company’s Vice President of Human Resources & Risk Management, Andrew W. Kush, AAI, will serve as President of HCSG Insurance Corp. Additional executive officers of HCSG Insurance Corp. will include:

Matthew J. McKee, MBA, Vice President; Mr. McKee also serves as the Company’s Director of Marketing.

John C. Shea, MBA, CPA, Treasurer; Mr. Shea also serves as the Company’s Chief Financial Officer.

John J. Emslie, Esq., Secretary; Mr. Emslie also serves as the Company’s Associate Corporate Counsel.

In conjunction with the Company's planned incorporation of HCSG Insurance Corp., the Company entered into amended and restated loan agreements with PNC Bank, National Association to increase their existing bank line and letter of credit availability to $125,000,000. The proceeds available under the facility may be used for the funding of its captive insurance company as well as general corporate purposes.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; from having several significant clients who each individually contributed at least 3% to 7% of our total consolidated revenues for the three and nine months ended September 30, 2013; risks associated with our acquisition of Platinum Health Services, LLC; our claims experience related to workers' compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012 in Part I thereof under ''Government Regulation of Clients,” ''Competition'' and ''Service Agreements/Collections,” and under Item IA “Risk Factors”. Many of our clients' revenues are highly contingent on Medicare and Medicaid reimbursement funding rates, which Congress and related agencies have affected through the enactment of a number of major laws and regulations during the past decade, including the March 2010 enactment of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010. On July 29, 2011, the United States Center for Medicare Services issued final rulings which, among other things, reduced Medicare payments to nursing centers by 11.1% and changed the reimbursement for the provision of group rehabilitation therapy services to Medicare beneficiaries. In January 2013, the U.S. Congress enacted the American Taxpayer Relief Act of 2012, which delayed automatic spending cuts of $1.2 trillion, including reduced Medicare payments to plans and providers up to 2%. These discretionary spending caps were originally enacted under provisions in the Budget Control Act of 2011, an initiative to reduce the federal deficit through the year 2021, also known as “sequestration.” The sequestration went into effect starting March 2013. In December 2013, the U.S. Congress enacted the Bipartisan Budget Act of 2013, which reduces the impact of the sequestration over the next two years, beginning in fiscal year 2014. The Bipartisan Budget Act of 2013 had no impact on the reduction in Medicare payments to plans and providers that occurred as a result of the sequestration. Currently, the U.S. Congress is considering further changes or revising legislation relating to health care in the United States which, among other initiatives, may impose cost containment measures impacting our clients. These laws and proposed laws and forthcoming regulations have significantly altered, or threaten to significantly alter, overall government reimbursement funding rates and mechanisms. The overall effect of these laws and trends in the long-term care industry has affected and could adversely affect the liquidity of our clients, resulting in their inability to make payments to us on agreed-upon payment terms. These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Daniel P. McCartney	Theodore Wahl
Chairman and Chief Executive Officer	President and Chief Operating Officer
215-639-4274	215-639-4274

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